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                                                                    EXHIBIT 4(b)


                                   PORTIONS OF
                                     BY-LAWS
                        RELATING TO SHAREHOLDERS' RIGHTS


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         3.5. Chief Executive Officer. The Chief Executive Officer of the Trust
shall be the Chairman of the Board, if any, the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust and, unless there is a Chairman of the Board, or except as the Trustees (or the Chairman of the Board if the Trustees do not act) shall otherwise determine, preside at all meetings of the stockholders and of the Trustees. If no such designation is made, the President shall be the Chief Executive Officer.

         3.6. Chairman of the Board. If a Chairman of the Board of Trustees is elected, he or she shall have the duties and powers specified in these By-Laws and shall have such other duties and powers as may be determined by the Trustees. The Chairman of the Board shall, unless the Trustees (or the Chairman of the Board if the Trustees do not act) shall otherwise determine, preside at all meetings of the stockholders and of the Trustees.

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                                    ARTICLE 7
                               Execution of Papers

         7.1. General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all checks, notes, drafts and other obligations and all registration statements and amendments thereto and all applications and amendments thereto to the Securities and Exchange Commission shall be signed by the Chairman, if any, the President, any Vice President or the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees.

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                                    ARTICLE 8
                        Determination of Net Asset Value

         8.1. General. The Trustees or any officer or officers or agent or agents of the Trust designated from time to time for this purpose by the Trustees shall determine the value of all the assets attributable to any class or series of shares of the Trust on each day (other than on a day on which no shares of the Trust were tendered for redemption and no order to purchase
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shares was accepted by the Fund) upon which the New York Stock Exchange is open for unrestricted trading or at such other times as the Trustees shall, consistent with the 1940 Act and the rules of the Commission, designate. The value of such assets so determined, less total liabilities belonging to that class or series of shares (exclusive of capital stock or surplus) shall be the net asset value, until a new asset value is determined by the Trustees or such officers or agents. In determining the net asset value, the Trustees or such officers or agents may include in liabilities such reserves for taxes, estimated accrued expenses and contingencies in accordance with accounting principles generally accepted at the time as the Trustees or such officers or agents may in their best judgment deem fair and reasonable under the circumstances. The manner of determining net asset value may from time to time be altered as necessary or desirable in the judgment of the Trustees to conform it to any other method prescribed or permitted by applicable law or regulation. Determinations of net asset value made by the Trustees or such officers or agents in good faith shall be binding on all parties concerned. The foregoing sentence shall not be construed to protect any Trustee, officer or agent of the Trust against any liability to the Trust or its security holders to which he or she would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.


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